Exhibit 99.1
Autoliv Inc. Financial Report July - September 2004 Record-breaking Third Quarter
Sales - up 14% to $1.4 billion Income Before Tax - up 24% to $97 million Earnings per Share - up 31% to $.72 Cash Flow - up 87% to $126 million

(Stockholm, Oct. 21, 2004) - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the world-wide leader in automotive safety systems - reported record third-quarter sales, earnings and cash flow for the three-month period which ended September 30, 2004.

Despite flat underlying light vehicle production, Autoliv's consolidated sales rose by 14% to $1,383 million, operating income improved by 21% to $104 million and income before taxes increased by 24% to $97 million compared to the corresponding quarter 2003. Net income increased by 30% to $67 million and earnings per share by 31% to 72 cents. The strong top-line performance was driven by an 8% organic growth in sales and a 6% translation effect from currency exchange rates. Earnings were also positively impacted by a 0.8 percentage point improvement in the gross profit margin.

Cash flow from operations increased to $126 million and to $68 million after investing activities, compared to $68 million and $0 million, respectively, in the third quarter 2003.

Sales for the fourth quarter 2004 are expected to increase, compared to the same quarter prior year, by approximately 7%, given current exchange rates. The operating margin is expected to slightly exceed the 8% underlying margin as presented in the earnings release for the fourth quarter 2003.

An earnings conference call will be held today at 3.30 p.m. (CET) (9.30 a.m. New York time).
In Europe call: +44-20-7162 0025
In North America: +1-334-323 6201
The conference will also be available and archived at www.autoliv.com under Financial info/Calendar.

3rd Quarter 2004
Market Overview

Autoliv's market, i.e. the global automotive safety market, is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems. For Autoliv's short-term performance the changes in vehicle production are more important than the relatively steady growth in the supply value per vehicle.

During the third quarter 2004, light vehicle production in the Triad (i.e. Western Europe, North America and Japan) remained - as expected - on the same level as in the corresponding quarter last year.

In Western Europe, where Autoliv generates more than half of its revenues, light vehicle production stood unchanged despite an expected increase of 1% at the beginning of the quarter. Most of the deviation, however, did not affect Autoliv's most important customers and vehicle models. Instead, customers such as BMW, Renault and Volvo continued to increase their production. As a result, the vehicle mix was more favorable than anticipated.

In North America, which accounts for slightly more than a quarter of Autoliv's revenues, light vehicle production decreased by a half of one percent, as expected. However, the Asian and European vehicle manufacturers increased their production in North America by 6%. Since Autoliv has a higher sales value per vehicle to these manufacturers than to an average vehicle from GM, Ford or Chrysler, Autoliv benefited from the change in mix from manufacturers in North America.

In Japan, which accounts for nearly one tenth of consolidated sales, light vehicle production increased by 1%.

Consolidated Sales

Autoliv's consolidated net sales during the third quarter 2004 rose by 14% to $1,383 million compared to the corresponding period in 2003. Currency translation effects impacted sales by 6%. The effect from acquisitions or divestitures was insignificant. Consequently, sales grew organically (sales excluding translation currency effects and acquisitions/divestitures) by 8% compared to an expected rate of 5% at the beginning of the quarter. The stronger-than-expected sales performance was due to the afore-mentioned favorable vehicle mix changes, especially in Western Europe.

Since Autoliv's organic sales grew by 8 % despite the flat light vehicle production and the continued pricing pressure from the vehicle manufacturers, the Company continued to increase its market share.

Autoliv's substantial organic sales growth reflects primarily two significant trends: 1) the Company's increasing share of the seat belt market and 2) the introduction of head curtain airbags in an increasing number of new vehicle models. Autoliv's sales of such side airbags for head protection grew organically by 40% during the quarter. In addition, strong performance in steering wheels (up 20%, organically) and side airbags for chest protection (up 16%) contributed to the healthy top-line expansion.

Sales by Product

Sales of airbag products (incl. steering wheels) increased by 12% to $911 million. Excluding currency effects of 5%, the organic growth was 7%. This compares with essentially flat vehicle production. The superior growth was mainly due to the market penetration of side airbags for head protection and side airbags for chest protection in addition to market share gains in steering wheels and the favorable vehicle mix. Sales of knee airbags have also started to take off, partly due to new business for Chrysler's Town & Country Caravan, BMW's 6-series and the new Peugeot 407.

Sales of seat belt products (incl. seat sub-systems) expanded by 18% to $471 million. Organic growth added 11%, currency effects 6% and acquisitions 1%. Autoliv gained market shares in all regions. In Europe, sales were mainly driven by the Renault Mégane/Scénic, the Ford C-Max, the Audi A6, the Peugeot 407, the Opel Astra and the Volkswagen Golf. In North America, sales were driven by new business for the Ford Freestyle and Escape/Mariner, and for the Chevrolet Theta Equinox and Malibu. In Japan, sales were driven by new business for the Mazda 3 and the Honda Edix and the Honda Life.

Sales by Region

Sales from Autoliv's European companies rose by 19% to $773 million. Excluding currency effects of 9%, organic sales increased by 10% while the European vehicle production was flat. The increase reflects the strong demand for curtain airbags and Autoliv's market shares gains in seat belts and steering wheels. Sales of the Inflatable Curtain were driven by several new models, such as Citroën's C4, Land Rover's Discovery, Peugeot's 407, Volvo's S40/V50 and Seat's Altea, and also by the ramp-up of Ford's C-Max, Honda's CR-V, Volkswagen's Golf, Opel's Astra, Renault's Mégane and Toyota's Corolla Verso, which all have Autoliv's side-curtain airbag as standard.

Sales from Autoliv's North American companies increased by 3% to $378 million, mainly due to the introduction of head curtain airbags, market share gains in seat belts and the favorable customer mix. Sales were negatively effected by the expiration of frontal airbag contracts and by the on-going phase-out of low-margin inflators for airbag systems. These negative effects were offset by new business for the Inflatable Curtain (up 45%) to, for instance, the Ford Freestyle and Freestar, the Nissan Infiniti and Pathfinder, the Honda Odyssey and the Toyota Sienna. Sales were also driven by strong demand for knee airbags, partly due to the Chrysler Town & Country Caravan and the Chrysler Pacifica. A 26% growth in seat belt sales was spearheaded by a 36% increase in the pretensioner product area.

Sales from Autoliv companies in Japan rose by 20% to $122 million including currency effects of 7%. The organic growth of 13% occurred in almost all product areas. The introduction of Mazda's 3-series, Honda's CR-V and Edix and Toyota's Corolla helped Autoliv to outperform vehicle production also in Japan.

Sales from Autoliv companies in the Rest of the World (RoW) increased by 18% to $109 million. Excluding currency effects and acquisitions of 5% each, organic growth amounted to 8%. The organic growth occurred in almost all product areas, and was especially strong in Korea.

Earnings

Earnings increased on all lines in the income statement and the return on shareholders' equity improved for the 15th consecutive quarter (when compared to the previous year's quarter). The return on equity rose to 11% from 9% and the return on capital employed improved to 14% from 11%.

The improvements are due to the sales performance generated by new products (e.g. the Inflatable Curtain), higher market shares (mainly for seat belts), growth in Asia, a favorable customer mix and currency effects. The fact that Autoliv so far has managed to cope with both pricing pressure from customers and higher raw material prices is also a result of a number of internal actions such as plant consolidations, moving production to low-cost countries, consolidation of the supplier base and re-designing of products.

Gross profit increased by 19% to $264 million. Currency translation effects contributed 6% or $13 million to the increase. Gross profit margin improved from 18.3% to 19.1%, the best margin for a third quarter since year 2000 despite higher prices for raw materials. The margin improvement was due to the strong sales performance and the cost-reduction actions.

Operating income rose by 21% to $104 million and operating margin improved to 7.5% from 7.1%. Selling, General and Administration (S,G&A) expense as well as the expense for Research, Development and Engineering (R,D&E) rose in line with sales. Consequently, the improvement in operating margin was driven by the same components as the improvement in gross margin. The higher S,G&A expense was partly due to costs driven by the new Sarbanes-Oxley Act.

Income before taxes grew by 24% to $97 million. In addition to the better operating income, this improvement was due to a $1 million reduction in net interest expense primarily as a result of a lower net debt.

The effective tax rate has been reduced to 29.7% from 30.8%. Previously, the effective tax rate for the full year 2004 was expected to be 31.5%, but it is now expected to be 31%. This reduction is primarily due to relatively higher income in countries with lower tax rates. In the third quarter of 2003, the tax rate expected for the full year was 32%.

Net income rose by 30% to $67 million and earnings per share by 31% to 72 cents, respectively. Of the 17 cents improvement in earnings per share, 6 cents was due to currency exchange effects and 1 cent each to the stock repurchase program and the lower tax rate.

Cash Flow and Balance Sheet

Operations generated a positive cash flow for the 12th quarter in a row. For the last 12-month period, cash flow from operating activities totaled $688 million before investing activities and $414 million after these activities.

During the third quarter alone, operating activities generated $126 million in cash before investing activities and $68 million after these activities. This was the best cash flow ever for a third quarter. The cash flow record was due to the strong earnings performance.

Compared to the third quarter 2003, capital expenditures, net, declined slightly to $62 million from $67 million which was $10 million less than depreciation and amortization of $72 million. The capital expenditures included additional manufacturing capacity for the Inflatable Curtain.

Working capital increased during the quarter to 8.7% of sales compared to 8.5% at the beginning of the quarter but declined from the 10.6% level recorded a year ago. Autoliv therefore continued to meet its target that working capital should not exceed 10% of sales. In absolute numbers, working capital increased by $24 million as a result of higher inventories, which partly reflects the move to low-labor-cost countries and consequently more goods in transit. In relation to sales days, both receivables and inventories increased seasonally during the quarter but stood almost unchanged compared to the year-ago levels.

During the quarter, net debt increased by $25 million to $713 million and gross interest-bearing debt by $28 million to $930 million. This was the result of the combined effects from stock buy-backs for $71 million and the quarterly dividend of $19 million. However, net debt to capitalization stood unchanged at 22% during the quarter.

In line with its bank commitments, Autoliv has adopted the policy to always maintain a net debt that is significantly below 3.0 times the EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and an interest coverage ratio significantly above 2.75 times. On September 30, these covenant ratios were 1.0 and 14.2, respectively.

Equity decreased by $4 million to $2,451 million. The favorable effect of $67 million from the quarter's net income was more than offset by $89 million for the quarterly dividend and stock buy-backs. A $1 million favorable effect from exercised stock-options was offset by a similar negative effect from changes in the market value of cash-flow hedges. Equity per share increased as an effect of the stock repurchase program to $26.58 from $26.17.

Launches During the 3rd Quarter
  Citroën's new C4: Smart frontal airbags, Inflatable Curtains, seat belts with pretensioners, safety electronics and fixed-hub steering wheel
  Chrysler's new Jeep Grand Cherokee: Smart frontal airbags, seat belts with pretensioners and Inflatable Curtains
  Buick's new LaCrosse: Smart passenger airbag, Inflatable Curtains and seat belts with pretensioners
  Honda's new Odyssey: Side thorax airbags, Inflatable Curtains and seat belts with pretensioners
  Land Rover's new Discovery: Side thorax airbags, Inflatable Curtains and seat belts
  Mercedes' new A-class: Side thorax airbags, Inflatable Curtain and seat belts with pretensioners
  Nissan's new Pathfinder: Smart frontal airbags, Inflatable Curtains and steering wheel
  Porsche's new Boxster: Smart frontal airbags with steering wheel, side thorax airbags and side head airbags, seat belts with pretensioners and safety electronics
  Toyota's new Tacoma: Smart passenger airbag

1st Nine Months 2004
Market Overview

During the nine-month period January through September 2004, light vehicle production in the Triad remained almost unchanged compared to the same period 2003.

In Western Europe, light vehicle production increased by 1% with a favorable mix for Autoliv.

In North America, light vehicle production was flat. However, Asian and European vehicle manufacturers increased their North American production by 8%, while GM, Ford and Chrysler reduced their production by almost 3%. Therefore, the vehicle and customer mix was favorable for Autoliv.

In Japan, light vehicle production increased by 3% primarily due to a strong second quarter.

Consolidated Sales

For the the first nine months, sales rose by 16% to $4,449 million. Organic growth was 8% despite the flat vehicle production. Currency effects added 7% to Autoliv's sales and acquisitions 1%. Approximately 60% of the organic sales growth was due to higher market shares in seat belts. The second most important growth driver was the Inflatable Curtain. Higher market shares in steering wheels and electronics also contributed to the sales increase.

Sales of airbag products increased by 11% to $2,924 million. Excluding 6% currency effect, the organic increase was 5%, which was achieved despite the fact that several low-margin contracts for airbag inflators were phased out and old frontal airbag contracts expired.

Sales of seat belt products rose by 27% to $1,525 million including currency effects of 9% and acquisitions of 5%. The organic growth of 13% was mainly the result of market share gains in the Triad and increased vehicle production in Asia.

Sales from Autoliv's European companies rose by 20% to $2,548 million including an 11% currency effect. The fact that sales grew organically by 9% at the same time as light vehicle production was flat was due to a favorable customer mix in combination with the global trends of higher market shares in seat belts and the introduction of curtain airbags.

Sales from Autoliv's North American companies increased by 3% to $1,225 million mainly due to the introduction of the Inflatable Curtain, significant market share gains in seat belts and a favorable customer mix.

Sales from Autoliv companies in Japan jumped 36% to $357 million. Excluding acquisitions of 17% and currency effects of 9%, the organic growth was 10%.

Reported sales from Autoliv companies in the Rest of the World grew by 27% to $319 million. Currency effects of 10% and acquisitions of 4% impacted sales. The organic growth of 13% mainly occurred in Korea and China as a result of strong demand for seat belts and frontal airbags.

Earnings

Income improved on all lines in the income statement during the year's first nine months.

Gross profit increased by 23% to $887 million and the gross margin rose to 19.9% from 18.8% despite pricing pressure from customers and raw material price increases. During 2003, currency hedging reduced gross profit by $12 million, while in 2004 currency hedging and currency translations had a positive effect of $52 million.

Operating income rose by 26% to $367 million and operating margin improved to 8.2% from 7.6%. The improvement of the operating margin was less than the increase in the gross margin primarily because of higher R,D&E spending, which rose to 6.3% of sales from 5.9%.

Income before taxes improved by 29% to $347 million as a result of the strong sales performance, the margin improvement and lower interest expense, net.

The effective tax rate for 2004 is expected to be 31% compared to the 32% that had been expected for 2003. This is primarily an effect of a reduced level of losses being generated without any tax benefit and relatively higher income in countries with lower tax rates.

Net income rose by 32% to $233 million and earnings per share rose by 33% to $2.46. Of the improvement in earnings per share of 61 cents, 30 cents was due to currency exchange effects, 4 cents due to the lower tax rate and 1 cent to the effect of the stock-repurchase program.

The return on equity improved to 13% from 11% and the return on capital employed to 16% from 13%.

Cash Flow and Balance Sheet

Operating activities generated $452 million in cash, including a $3 million reduction in working capital. In relation to sales, working capital was reduced to 8.7% on September 30 from 10.0% at the beginning of the year.

After capital expenditures and acquisitions, operating activities generated $241 million in cash and $233 million excluding the acquisitions. Capital expenditures, net rose by $34 million to $219 million or in line with depreciation and amortization, which amounted to $218 million.

Since the beginning of the year, net debt has been reduced by $72 million, gross interest-bearing debt by $66 million and the net-debt-to-capitalization ratio to 22% from 24% despite dividend payments and stock buy-backs aggregating to $181 million.

Equity increased by $49 million despite the repurchase of shares for $130 million and the quarterly dividends of almost $52 million. Equity was negatively impacted by $13 million from currency effects due to the stronger U.S. dollar and favorably impacted by $3 million from changes in the market value of cash-flow hedges. Proceeds from the exercise of stock options added $8 million.

Q3 - Report 2004

Headcount

Total headcount (employees plus temporary hourly workers) increased by 1,000 during the quarter and by 2,900 during the year's first nine months to 39,900. Of the increase during the year, over 60% was concentrated in low-labor-cost countries. Most of the increase in high-labor-cost countries was temporary hourly workers due to the strong demand for curtain airbags, steering wheels and seat belts.

Currently, 34% of headcount are in low-labor-cost countries (and 38% excluding temporaries), compared to 30% a year ago and less than 10% five years ago.

Prospects

Compared to the year-ago quarter, light vehicle production is expected to decline during the fourth quarter 2004 by slightly more than 3% in the Triad with a 3% decline in Europe and North America and a 4% decline in Japan. However, thanks to the continuous penetration of new products, a favorable vehicle mix and Autoliv's expansion in Asia, Autoliv's organic sales are expected to continue to outperform the vehicle production in the Triad at approximately the same rate as in the third quarter. In addition, currency effects could boost sales by 2%, provided that the mid-October exchange rates prevail. Based on these assumptions, consolidated sales would increase by approximately 7% in the fourth quarter 2004 compared to the same period 2003.

The favorable effect of this sales increase will be partly offset by the higher R,D&E expenditure levels established during the first nine months. The continued high prices in the markets for raw materials will also be increasingly difficult to offset by higher volumes and accelerated cost-saving efforts in other areas. Despite this, the operating margin during the fourth quarter is expected to slightly exeed the underlying margin of 8% as presented in the earnings release for the fourth quarter 2003.

Other Significant Events
  These financial results have been affected by three small acquisitions. In the third quarter 2003, Autoliv acquired Protektor with $10 million in annual sales. Protektor specializes in seat belts for niche markets. Last year, Autoliv also acquired a Japanese steering wheel operation with external sales of less than $2 million. As of April 1, 2004 Autoliv started to consolidate its joint venture in Taiwan. Autoliv's interest remains 59%, but through an amendment in the ownership agreement Autoliv has received a controlling position in the company. Last year, the joint venture had external sales of nearly $20 million. The first nine months have also been affected by the acquistion on April 1, 2003 of NSK's Asias seat belt operations with annual sales of approximately $150 million.
  During the quarter, Autoliv has bought back 1.7 million shares for $71 million and 3.1 million for $130 million during the year. In addition, the Company paid dividends of $19 million in the third quarter and $52 million, since the beginning of the year.

  Since the repurchasing program was adopted, Autoliv has bought back 11.2 million shares at an average price of $27.15. Under the existing authorizations, another 8.8 million shares could be repurchased.
  Autoliv has introduced the first steering wheel with a fixed hub. This innovation makes it possible to put an asymmetric - and hence wider and more efficient - airbag also on the driver side just as on the passenger side. The new system is being launched on the new Citroën C4.
  Construction has started for a new plant in Shanghai - Autoliv's 10th steering wheel plant in the world and the Company's sixth manufacturing facility in China. After an initial investment of $10 million, the plant will have capacity to produce one million steering wheels per year. Initial customers are Mazda and Suzuki in China, as well as Chinese vehicle manufacturers such as CAC and Chagan.
  Autoliv will invest $5 million to double its seat belt assembly capacity in Romania. The decision follows upon the Company's announcement last quarter to open a weaving plant in Romania for seat belt webbing.
  A consortium, Safe-by-Wire, has been formed with nine other leading companies for defining a global standard for safety electronics. Other members include Bosch, Continental/Temic, Delphi, Philips, Siemens VDO and TRW.
  A new plan has been announced to reduce headcount by a quarter at the Swedish assembly plant. Of these 275 jobs, 175 will be moved to Autoliv's company in Estonia and the remaining 100 will become redundant through productivity improvements.

Dividend and Next Report

The quarterly dividend of 20 cents per share will be paid on Thursday, December 9, 2004 to shareholders of record as of November 11. The ex-date, when the shares will trade without the right to the dividend, is November 9.

The next quarterly report, which covers the period October through December will be published on January 27, 2005.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these forward-looking statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/Financial info or to the Annual Report for definitions of financial terms used in this report.

The filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management's certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter July - Sept		First 9 months		Latest 12	Full year
	2004	2003	2004	2003	months	2003
Earnings per share 1)	$.72	$.55	$2.46	$1.85	$3.42	$2.81
Equity per share	26.58	23.83	26.58	23.83	26.58	25.31
Cash dividend declared per share	.20	.15	.60	.41	.75	.56
Working capital, $ in millions	515	531	515	531	515	528
Capital employed, $ in millions	3,164	3,183	3,164	3,183	3,164	3,187
Net debt, $ in millions 2)	713	932	713	932	713	785
Net debt to capitalization, % 3)	22	29	22	29	22	24

Gross margin, % 4)	19.1	18.3	19.9	18.8	19.8	18.9
Operating margin, % 5)	7.5	7.1	8.2	7.6	8.5	8.1

Return on shareholders' equity, %	11.0	9.3	12.8	11.0	13.5	12.2
Return on capital employed, %	13.5	11.3	15.8	13.1	16.2	14.3

Average no. of shares in millions 1)	93.7	95.2	94.7	95.5	94.8	95.4
No. of shares at period-end in millions6)	92.2	94.5	92.2	94.5	92.2	94.9
No. of employees at period-end	34,000	31,600	34,000	31,600	34,000	32,100
Headcount at period-end	39,900	36,500	39,900	36,500	39,900	37,000
Days receivables outstanding 7)	82	82	77	78	77	77
Days inventory outstanding 8)	32	33	30	32	30	31

1)Assuming dilution and net of treasury shares
2)Short- and long-term interest bearing liabilities and related derivatives, less cash and cash equivalents
3)Net debt in relation to net debt and equity (including minority)
4)Gross profit relative to sales
5)Operating income relative to sales
6)Excluding dilution and net of treasury shares
7)Outstanding receivables at average exchange rates relative to average daily sales
8)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter July - Sept		First 9 months		Latest 12	Full year
	2004	2003	2004	2003	months	2003
Net sales
- Airbag products	$911.4	$814.6	$2,924.1	$2,623.3	$3,908.4	$3,607.6
- Seat belt products	471.3	397.9	1,525.0	1,201.4	2,016.8	1,693.2
Total net sales	1,382.7	1,212.5	4,449.1	3,824.7	5,925.2	5,300.8

Cost of sales	(1,119.1)	(990.2)	(3,562.6)	(3,105.9)	(4,754.8)	(4,298.1)
Gross profit	263.6	222.3	886.5	718.8	1,170.4	1,002.7

Selling, general & administrative expenses	(72.7)	(63.4)	(217.9)	(194.3)	(296.8)	(273.2)
Research, development & engineering expenses	(80.0)	(69.9)	(280.0)	(224.0)	(361.4)	(305.4)
Amortization of intangibles	(5.2)	(5.2)	(15.9)	(15.7)	(21.3)	(21.1)
Other income (expense), net	(1.4)	2.6	(5.9)	5.8	12.1	23.8
Operating income	104.3	86.4	366.8	290.6	503.0	426.8

Equity in earnings of affiliates	2.1	2.5	7.9	8.3	11.1	11.5
Interest income	0.9	0.8	2.8	2.8	3.9	3.9
Interest expense	(10.4)	(11.4)	(29.0)	(36.0)	(40.7)	(47.7)
Other financial items	(0.3)	(0.4)	(1.8)	2.9	(2.2)	2.5
Income before income taxes	96.6	77.9	346.7	268.6	475.1	397.0

Income taxes	(28.7)	(24.0)	(107.5)	(86.0)	(141.7)	(120.2)
Minority interests in subsidiaries	(0.6)	(2.0)	(6.3)	(5.9)	(8.8)	(8.4)
Net income	$67.3	$51.9	$232.9	$176.7	$324.6	$268.4

Earnings per share (basic and diluted)	$.72	$.55	$2.46	$1.85	$3.42	$2.81

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Sept 30	June 30	March 31	December 31	Sept 30
	2004	2004	2004	2003	2003
Assets
Cash & cash equivalents	$106.8	$112.7	$127.5	$93.7	$104.4
Receivables	1,228.9	1,262.4	1,281.8	1,195.3	1,116.3
Inventories	454.8	415.6	423.8	452.0	437.2
Other current assets	77.8	76.9	90.3	98.4	131.0
Total current assets	1,868.3	1,867.6	1,923.4	1,839.4	1,788.9

Property, plant & equipment, net	1,065.2	1,057.3	1,045.3	1,052.2	1,010.1
Goodwill assets, net	1,529.5	1,528.7	1,529.0	1,531.4	1,523.5
Intangible assets, net	162.1	167.5	172.9	178.9	181.4
Other assets	287.1	287.9	285.0	292.4	254.0
Total assets	$4,912.2	$4,909.0	$4,955.6	$4,894.3	$4,757.9

Liabilities and shareholders' equity
Short-term debt	$176.1	$121.4	$114.5	$149.4	$164.6
Accounts payable	702.5	723.0	698.1	720.5	620.9
Other current liabilities	548.2	543.4	559.0	497.0	532.8
Total current liabilities	1,426.8	1,387.8	1,371.6	1,366.9	1,318.3

Long-term debt	754.0	780.3	868.8	846.2	959.2
Pension liability	65.9	67.7	67.4	64.5	46.3
Other non-current liabilities	166.2	168.6	173.6	173.8	146.2
Minority interests in subsidiaries	48.6	50.0	45.9	40.9	36.3
Shareholders' equity	2,450.7	2,454.6	2,428.3	2,402.0	2,251.6
Total liabilities and shareholders' equity	$4,912.2	$4,909.0	$4,955.6	$4,894.3	$4,757.9

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter July - Sept		First 9 months		Latest 12	Full year
	2004	2003	2004	2003	months	2003
Net income	$67.3	$51.9	$232.9	$176.7	$324.6	$268.4
Depreciation and amortization	71.6	67.5	218.0	203.8	293.0	278.8
Deferred taxes and other	(3.1)	0.2	(2.5)	(1.7)	21.8	22.6
Change in working capital	(9.7)	(52.1)	3.1	(85.3)	48.7	(39.7)
Net cash provided by operating activities	126.1	67.5	451.5	293.5	688.1	530.1

Capital expenditures, net	(62.1)	(66.8)	(218.9)	(185.0)	(281.4)	(247.5)
Acquisitions of businesses and other, net	4.4	(0.9)	8.2	(28.7)	7.7	(29.2)
Net cash before financing	68.4	(0.2)	240.8	79.8	414.4	253.4

Net increase (decrease) in short-term debt	(25.2)	20.6	(56.6)	(33.9)	(74.6)	(51.9)
Issuance of long-term debt	43.0	13.5	94.4	118.3	133.6	157.5
Repayments and other changes in long-term debt	(0.2)	(39.0)	(92.8)	(83.0)	(294.7)	(284.9)
Dividends paid	(18.7)	(12.3)	(51.9)	(37.1)	(66.1)	(51.3)
Shares repurchased	(70.6)	-	(129.5)	(43.0)	(129.5)	(43.0)
Stock options exercised	0.8	2.5	8.2	3.5	11.8	7.1
Other, net	(5.6)	(10.1)	0.7	(8.8)	3.2	(6.3)
Effect of exchange rate changes on cash	2.2	(0.4)	(0.2)	7.1	4.3	11.6
Increase (decrease) in cash and cash equivalents	(5.9)	(25.4)	13.1	2.9	2.4	(7.8)
Cash and cash equivalents at period-start	112.7	129.8	93.7	101.5	104.4	101.5
Cash and cash equivalents at period- end	$106.8	$104.4	$106.8	$104.4	$106.8	$93.7